Exhibit 99.1

Contact:	Barbara Brungess

610-727-7199

bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS $0.62 IN DILUTED EPS, A 9% PERCENT INCREASE,

AND REVENUE OF $20.4 BILLION FOR THE DECEMBER QUARTER

Company Reaffirms Fiscal Year 2012 EPS Guidance Range of $2.74 to $2.84

VALLEY FORGE, PA, January 26, 2012 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2012 first quarter, ended December 31, 2011, diluted earnings per share were $0.62, a 9 percent increase. Revenue in the quarter was $20.4 billion, up 2 percent. The Company also reaffirmed its expectations for fiscal year 2012 diluted earnings per share in the range of $2.74 to $2.84. All the results are presented in accordance with U.S. generally accepted accounting principles (GAAP).

Fiscal First Quarter Highlights

•	Revenue of $20.4 billion, up 2.4 percent.

•	Diluted earnings per share of $0.62, an 8.8 percent increase.

•	Operating expense ratio of 1.51 percent, down 2 basis points.

•	Operating margin of 1.40 percent, up 1 basis point.

•	Cash flow from operations of $431.7 million.

•	Share repurchases of $128.0 million.

“We are off to a good start in our fiscal year 2012, with December quarter results in line with our expectations, and excellent progress being made on the integration of our recent acquisitions,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer. “We continued to demonstrate expense and working capital discipline, and our balance sheet remains strong, giving us outstanding financial flexibility.”

Results Highlights

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Revenue: Revenue was $20.4 billion in the first quarter of fiscal 2012, a 2.4 percent increase over the same quarter in the previous fiscal year, driven by a 3.9 percent increase in AmerisourceBergen Specialty Group (ABSG) revenue, and a 2.1 percent increase in AmerisourceBergen Drug Corporation (ABDC) revenue. Strong performance in third party logistics in ABSG and in the retail and institutional segments in ABDC was offset in part by the previously announced loss of a large retail customer. Recent acquisitions, particularly the addition of TheraCom, contributed 0.6 percent of revenue growth in the quarter.

•

Gross Profit: Gross profit in the fiscal 2012 first quarter was $593.1 million, a 2.2 percent increase over the year-ago same period. Gross profit as a percentage of revenue decreased 1 basis point to 2.91 percent over the same period in the previous year. In the same period last year, gross profit of $580.2 million included a non-recurring $12 million benefit in connection with a customer being acquired by a third party, which was offset in the fiscal 2012 quarter by contributions from recent acquisitions. The LIFO charge in the fiscal 2012 first quarter was $3.2 million compared with a $9.9 million charge in the previous year’s first quarter.

•

Operating Expenses: For the first quarter of fiscal 2012, operating expenses were $308.2 million compared with $303.5 million in the prior fiscal year’s first quarter, a 1.6 percent increase. Operating expenses in the quarter included $3.6 million of acquisition-related transaction expenses. Compared to the prior year, operating expenses as a percentage of revenue in the fiscal first quarter of 2012 were down 2 basis points to 1.51 percent.

•

Operating Income: In the fiscal 2012 first quarter, operating income increased 2.9 percent to $284.9 million, due primarily to the increase in gross profit. Operating income as a percentage of revenue increased 1 basis point to 1.40 percent in the period compared with the previous year’s first quarter.

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Tax Rate: The effective tax rate for the first quarter of fiscal 2012 was 38.2 percent, compared to 38.1 percent in the previous fiscal year’s first quarter. We continue to expect our annualized effective tax rate to be approximately 38.4 percent.

•

Earnings Per Share: Diluted earnings per share were up 8.8 percent to $0.62 in the first quarter of fiscal 2012 compared to $0.57 in the previous fiscal year’s first quarter. Earnings per share growth exceeded the 1.0 percent growth in net income due to the 6 percent reduction in diluted average shares outstanding.

•

Shares Outstanding: Diluted average shares outstanding for the first quarter of fiscal year 2012 were 263.1 million, down 17.6 million shares from the previous fiscal year’s first quarter due primarily to share repurchases, net of option exercises over the last twelve months.

Fiscal Year 2012 Expectations

“Looking ahead, the Company continues to expect diluted earnings per share in fiscal year 2012 to be in the range of $2.74 to $2.84,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer. “Also unchanged are the assumptions supporting the expected diluted earnings per share range for fiscal year 2012, including: flat to modest revenue growth; operating margin growth in the high single-digit to low double-digit basis points range; and free cash flow in the range of $700 million to $800 million, which includes capital expenditures in the $150 million range. Subject to market conditions, we expect to spend approximately $400 million to repurchase our common shares in fiscal year 2012.”

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Standard Time on January 26, 2012. Participating in the conference call will be: Steven H. Collis, President and Chief Executive Officer; and Michael D. DiCandilo, Executive Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in: The dial-in number for the live call will be 612-332-0226. No access code is needed.

To access the live webcast:

Go to the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 2:30 p.m. January 26, 2012 until 11:59 p.m. February 2, 2012. The Webcast replay will be available for 30 days.

To access the telephone replay from within the US, dial 800-475-6701. From outside the US, dial 320-365-3844. The access code for the replay is 231917.

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $80 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 11,000 people. AmerisourceBergen is ranked #27 on the Fortune 500 list, and #24 on the Bloomberg Businessweek 50. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale and purchase of pharmaceutical products or any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to continue to implement an enterprise resource planning (ERP) system to handle business and financial processes and transactions (including processes and transactions relating to our customers and suppliers) of AmerisourceBergen Drug Corporation operations and our corporate functions as intended without functional problems, unanticipated delays and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States, including changes and/or potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing and service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax laws or legislative initiatives that could adversely affect our tax positions and/or our tax liabilities or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

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AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	September 30,	September 30,	September 30,	September 30,	September 30,
	Three		Three
	Months Ended		Months Ended
	December 31,	% of	December 31,	% of	%
	2011	Revenue	2010	Revenue	Change

Revenue	$20,360,645	100.00%	$19,888,609	100.00%	2.4%

Cost of goods sold	19,767,552		19,308,377		2.4%

Gross profit	593,093	2.91%	580,232	2.92%	2.2%

Operating expenses:
Distribution, selling and administrative	273,865	1.35%	278,033	1.40%	-1.5%
Depreciation and amortization	30,755	0.15%	25,433	0.13%	20.9%
Employee severance, litigation and other (1)	3,559	0.02%	—	—%

Total operating expenses	308,179	1.51%	303,466	1.53%	1.6%

Operating income	284,914	1.40%	276,766	1.39%	2.9%

Other income	(1)	—%	(1,667)	-0.01%

Interest expense, net	22,591	0.11%	19,144	0.10%	18.0%

Income before income taxes	262,324	1.29%	259,289	1.30%	1.2%

Income taxes	100,208	0.49%	98,789	0.50%	1.4%

Net income	$162,116	0.80%	$160,500	0.81%	1.0%

Earnings per share:
Basic	$0.63		$0.58		8.6%
Diluted	$0.62		$0.57		8.8%

Weighted average common shares outstanding:
Basic	258,461		275,605
Diluted (2)	263,084		280,693

(1)	Represents acquisition costs related to business combinations.
(2)	Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	September 30,
	December 31,	September 30,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$2,370,335	$1,825,990
Accounts receivable, net	3,724,456	3,837,203
Merchandise inventories	5,824,358	5,466,534
Prepaid expenses and other	36,631	87,896

Total current assets	11,955,780	11,217,623

Property and equipment, net	793,604	772,916
Other long-term assets	3,228,882	2,992,132

Total assets	$15,978,266	$14,982,671

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,589,019	$9,202,115
Current portion of long-term debt	392,081	392,089
Other current liabilities	1,265,277	1,260,916

Total current liabilities	11,246,377	10,855,120

Long-term debt, less current portion	1,536,939	972,863

Other long-term liabilities	290,351	287,830

Stockholders’ equity	2,904,599	2,866,858

Total liabilities and stockholders’ equity	$15,978,266	$14,982,671

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	September 30,	September 30,
	Three	Three
	Months Ended	Months Ended
	December 31,	December 31,
	2011	2010

Operating Activities:
Net income	$162,116	$160,500
Adjustments to reconcile net income to net cash provided by (used in) operating activities	57,226	61,011
Changes in operating assets and liabilities	212,361	(320,711)

Net cash provided by (used in) operating activities	431,703	(99,200)

Investing Activities:
Capital expenditures	(48,138)	(50,091)
Cost of acquired companies, net of cash acquired	(250,501)	—

Net cash used in investing activities	(298,639)	(50,091)

Financing Activities:
Net borrowings	563,116	58,401
Purchases of common stock	(128,042)	(185,362)
Exercises of stock options	16,450	46,982
Cash dividends on common stock	(33,708)	(27,735)
Debt issuance costs and other	(6,535)	(282)

Net cash provided by (used in) financing activities	411,281	(107,996)

Increase (decrease) in cash and cash equivalents	544,345	(257,287)

Cash and cash equivalents at beginning of period	1,825,990	1,658,182

Cash and cash equivalents at end of period	$2,370,335	$1,400,895